EXHIBIT 99.1

Consent of EarthLink’s Financial Advisor

January 8, 2017

Board of Directors
EarthLink Holdings Corp.
1170 Peachtree Street, Suite 900
Atlanta, Georgia 30309

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated November 5, 2016, to the Board of Directors of EarthLink Holdings Corp. (“EarthLink”) as Annex B to, and to the reference thereto under the headings “SUMMARY — The Mergers — Opinions of EarthLink’s Financial Advisors — Foros Securities LLC,” “THE MERGERS — Background of the Mergers,” “THE MERGERS—EarthLink’s Reasons for the Mergers; Recommendation of EarthLink’s Board of Directors” and “THE MERGERS—Opinions of EarthLink’s Financial Advisors — Foros Securities LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving EarthLink and Windstream Holdings, Inc. (“Windstream”), which joint proxy statement/prospectus forms part of Amendment No. 1 to Windstream’s registration statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of this Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

FOROS SECURITIES LLC

/s/ FOROS SECURITIES LLC